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[PROCERA NETWORKS, INC. LOGO]                            NEWS RELEASE
                                                         PRNW: OTCBB

FOR IMMEDIATE RELEASE

                   PROCERA NETWORKS, INC. ANNOUNCES COMPLETION
                          OF $4,350,000 EQUITY OFFERING

Campbell, CA, December 9, 2003 -- Procera Networks, Inc. (the "Company") is pleased to announce today that it has successfully completed an offering of 2,175,000 shares of common stock at a price of $2.00 per share.

C.K. Cooper & Company of Irvine, California, acted as lead placement agent for and on behalf of the Company. In addition, Instream Partners of San Francisco, California, has acted as a financial advisor.

The net proceeds of the Offering will be used (i) to increase sales and marketing of the Company's products; (ii) for capital expenditures for business expansion; (iii) to fund continued product development; and (iv) for working capital as well as for general corporate purposes.

Doug Glader, CEO of Procera commented "This funding will provide us with additional resources to expand our salesforce, develop more products and increase our marketing and brand awareness. We are increasing our efforts to be the leader in Intelligent Content Management and Security."

The Company has agreed to register the shares for resale under the Securities Act of 1933, as amended.

This press release does not constitute an offer for sale and is issued pursuant to Rule 135C promulgated under the Securities Act of 1933, as amended.

About Procera Networks, Inc.: Procera Networks, Inc. is a hardware and software development company. We have successfully developed a hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed. Our products enable full Layer 7 packet processing to be integrated with switching and routing without degrading network speed or latency, with user-defined policies for filtering, prioritizing, rate limiting and monitoring network traffic. Our customers include various business enterprises, Internet service providers and OEMs. Our proprietary software and hardware provide a differentiated Layer 7 switching and network management solution, and our technology can be applied to a wide range of data switching and management. More information on Procera Networks, Inc. can be found on the World Wide Web at http://www.proceranetworks.com.


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FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. For example we may be unsuccessful in increasing sales or developing new products. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

Contact Information:

Liviakis Financial Communications Inc.
John Liviakis (Investors) 415/389-4670

or
Procera Networks Inc.
Patrick Wong, 408-874-4414
E-mail: pwong@proceranetworks.com

Doug Glader, 408/874-4675
E-mail: dglader@proceranetworks.com